Exhibit 99.1

Ardea	John Beck
Contact:	Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com

Media	Heidi Chokeir, Ph.D.
Contact:	Russo Partners, LLC
(619) 528-2217
heidi.chokeir@russopartnersllc.com
Ardea Biosciences Reports Positive Results for RDEA594, its Lead Product Candidate for Gout, in Combination with Allopurinol or Febuxostat
- 100% of patients reached target serum urate levels with the combination of RDEA594 and allopurinol
- RDEA594 combined with febuxostat reduced serum urate levels in healthy volunteers by approximately 70%
SAN DIEGO, January 7, 2010 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced additional positive results from a recently completed Phase 2a study of RDEA594, its lead product candidate for the treatment of hyperuricemia and gout, as well as additional positive results from the second panel of a Phase 1 drug-drug interaction and pharmacodynamic study of RDEA594 in combination with febuxostat (Uloric®, Takeda Pharmaceutical Company Limited; Adenuric®, Ipsen and Menarini).
“The impressive reduction in serum urate observed when RDEA594 and febuxostat or allopurinol are co-administered indicate that these oral agents with complementary mechanisms may be able to produce reductions in serum urate previously achieved only with intravenous therapy,” said Mark Genovese, MD, professor of medicine and Co-Chief of the Division of Immunology and Rheumatology at Stanford University Medical Center and a member of Ardea’s scientific advisory board. “I look forward to studying these combinations in patients with advanced disease.”
The combination of RDEA594 and allopurinol reduced serum urate (sUA) levels an additional 24 percent compared to allopurinol alone in the second cohort of a Phase 2a proof-of-concept study evaluating the sUA lowering effect, safety and tolerability of combining RDEA594 and allopurinol in gout patients with hyperuricemia (sUA levels of at least 9 mg/dL). Patients in this cohort received 300 mg of allopurinol once daily (QD) for one week, followed by the addition of 200 mg of RDEA594 or placebo QD for the second week, and 400 mg of RDEA594 or placebo QD in addition to allopurinol for the third and final week. After one week on allopurinol alone, sUA levels were reduced by 39 percent to a mean of 6.3 mg/dL, with 50 percent of patients responding. Response was defined as achieving a target sUA level of less than 6.0 mg/dL. Adding 200 mg of RDEA594 QD to allopurinol for an additional week produced a 48 percent reduction in sUA from baseline with all patients responding. Increasing the dose to 400 mg of RDEA594 QD for an additional week resulted in a 54 percent reduction of sUA from a baseline of 10.2 mg/dL to a mean of 4.6 mg/dL, which represents a 24 percent reduction in sUA levels from levels achieved on allopurinol alone. All patients responded and 80 percent of patients achieved sUA levels below 5 mg/dL. The combination of RDEA594 and allopurinol was well tolerated and no significant laboratory abnormalities were reported. In the previously reported first cohort of this study, RDEA594 produced significant reductions in sUA levels, was effective in patients with mild to moderate renal impairment, and was well tolerated as a single agent in gout patients with hyperuricemia.

In the second panel of a drug-drug interaction and pharmacodynamic study of RDEA594 with febuxostat in healthy volunteers, 400 mg of RDEA594 QD and 40 mg of febuxostat QD reduced mean sUA levels by 49 and 45 percent, respectively, when used alone. The combination of RDEA594 with febuxostat resulted in approximately a 70 percent mean reduction in sUA levels compared to baseline, with intraday reductions of over 80 percent, reaching mean sUA levels of 1.2 mg/dL. These results compare favorably to the mean serum urate reductions previously reported with the first dosing group of approximately 60 percent from baseline when 200 mg of RDEA594 QD was administered in combination with 40 mg of febuxostat QD for 7 days. The combination of RDEA594 and febuxostat was well tolerated, with Grade 2 elevations of liver enzymes associated with febuxostat treatment as the only significant laboratory abnormalities.
“These results demonstrate the potential to use RDEA594 in combination with the most widely prescribed class of gout medications to achieve greater levels of serum urate reduction than can be achieved using a xanthine oxidase inhibitor alone,” said Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “Given its complementary mechanism of action, we believe that RDEA594 is well positioned to meet a significant unmet medical need for patients who do not adequately respond to, or who are intolerant to, currently available gout medications.”
About Hyperuricemia and Gout
Gout is a painful and debilitating disease caused by abnormally elevated levels of uric acid in the blood stream. In large clinical trials, approximately 60 percent of patients did not respond adequately to treatment with allopurinol alone. Allopurinol is the most widely-prescribed xanthine oxidase inhibitor. It acts by reducing the production of uric acid in the body. Approximately 10 percent of gout patients are believed to produce too much uric acid. The other 90 percent are considered to have a defect in their ability to excrete sufficient amounts of uric acid and are classified as under-excretors of uric acid.
About RDEA594
Our most advanced product candidate, RDEA594, is a selective inhibitor of URAT1, a transporter in the kidney that regulates uric acid excretion from the body. RDEA594 has been shown to normalize the amount of uric acid excreted by gout patients previously classified as under-excretors. Increasing renal excretion of uric acid by moderating URAT1 transporter activity with RDEA594 may provide the most physiologically appropriate and effective means of significantly reducing sUA levels when used alone or in combination with other sUA lowering agents, such as allopurinol or febuxostat.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV). RDEA594, our lead product candidate in development for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor, RDEA684, is currently in preclinical development. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK), is being developed under a global license agreement with Bayer HealthCare. RDEA119 is being evaluated as a single agent in a Phase 1 study in advanced cancer patients and in a Phase 1/2 study in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in advanced cancer patients. RDEA806, for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients. RDEA427, a next generation NNRTI, has superior pharmacokinetic properties, and even greater activity against a wide range of drug-resistant viral isolates than RDEA806. We have evaluated RDEA427 in a human micro-dose pharmacokinetic study.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA684, RDEA119, RDEA806, RDEA427 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs and risks related to the outcome of our business development activities, including collaboration or licensing agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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